Exhibit 4.1

INDENTURE

Dated as of May 10, 2019

Among

APX GROUP, INC., as the Issuer,

the Guarantors from time to time party hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

8.50% SENIOR SECURED NOTES DUE 2024

Reference is made to the Intercreditor and Collateral Agency Agreement, dated as of November 16, 2012, among APX Group, Inc., a Delaware corporation, the other grantors party thereto, Bank of America, N.A., in its capacity as collateral agent for the Credit Agreement Secured Parties (as defined therein) and Wilmington Trust, National Association, in its capacity as collateral agent for the Senior Secured Notes Secured Parties (as defined therein), and each additional collateral agent from time to time party thereto as collateral agent for any First Lien Obligations (as defined therein) of any other Class (as defined therein), and as it may be amended from time to time in accordance with this Indenture (the “Intercreditor Agreement”). Each Holder, by its acceptance of a Note, (a) consents to the terms of the Intercreditor Agreement, including the priority of payment provisions of such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into Collateral Agent Joinder Agreement No. 4 to the Intercreditor Agreement as an “Additional Collateral Agent,” and on behalf of such Holder.

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06; 11.04
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 13.05
(b)	11.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)(1)	11.03; 11.04; 11.05
(d)(2)	7.01
(d)(3)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

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INDENTURE, dated as of May 10, 2019, among APX Group, Inc., a Delaware corporation, the Guarantors (as defined herein) from time to time party hereto and Wilmington Trust, National Association, a national banking association, as Trustee and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $225,000,000 aggregate principal amount of the Issuer’s 8.50% Senior Secured Notes due 2024 (the “Initial Notes”);

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2019 Notes” means the Issuer’s 6.375% Senior Secured Notes due 2019.

“2020 Notes” means the Issuer’s 8.75% Senior Notes due 2020.

“2020 Notes Indenture” means the Indenture for the 2020 Notes, dated as of November 16, 2012, as supplemented, among the Issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

“2022 Notes” means the Issuer’s 8.875% Senior Secured Notes due 2022.

“2022 Notes Indenture” means the Indenture for the 2022 Notes, dated as of May 26, 2016, as supplemented, among the Issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent.

“2022 Note Purchase Agreement” means the note purchase agreement for the 2022 Private Placement Notes dated as of October 19, 2015, as supplemented, among the Issuer, the guarantors from time to time party thereto, the purchaser party thereto and Wilmington Trust, National Association, as collateral agent.

“2022 Private Placement Notes” means the Issuer’s 8.875% Senior Secured Notes due 2022.

“2023 Notes” means the Issuer’s 7.625% Senior Secured Notes due 2023.

“2023 Notes Indenture” means the Indenture for the 2023 Notes dated as of August 10, 2017, as supplemented, among the Issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transactions” means the Merger and the transactions contemplated by the Transaction Agreement, the repayment and refinancing of certain Indebtedness, the issuance of the 2019 Notes and borrowings under the Senior Secured Credit Facilities in each case on November 16, 2012, the payment of transactions fees and expenses and other transactions in connection therewith or incidental thereto.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means any additional Notes (other than the Initial Notes or any Exchange Notes issued in exchange for such Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Issuer or a Guarantor from another Guarantor, which in each case constitutes Collateral.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Issuer may enforce such agreement against such participants.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note, and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at May 1, 2021 (such redemption price being set forth in the table set forth in Section 3.07(b) hereof), plus (B) all required remaining scheduled interest payments due on such Note through May 1, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points over (ii) the then outstanding principal amount of such Note.

The Issuer shall calculate the Applicable Premium and the Trustee shall have no responsibility to confirm or verify such calculation.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, notice with respect to, or other matter relating to the beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and the applicable procedures of DTC, the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption, repurchase or other matter.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (including a Delaware LLC Division), whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(i) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or any Permitted Investment;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(vi) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(x) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xi) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(xii) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xiii) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(xv) the unwinding of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(xviii) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted under Section 4.09 hereof;

(xix) the granting of a Lien that is permitted under Section 4.12 hereof;

(xx) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(xxi) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more the types of permitted Restricted Payments or Permitted Investments.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Issuer for the primary purpose of insuring the businesses or properties owned or operated by the Issuer or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(a) United States dollars;

(b) (i) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(ii) in such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d), (g) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(k) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(l) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(m) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (l) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided, that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Subsidiaries or Holdings and its Subsidiaries, in each case, taken as a whole, to any Person other than any Permitted Holder or any Subsidiary Guarantor; or

(b) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parent holding companies, other than in connection with any transaction or series of transactions in which the Issuer shall become the Wholly-Owned Subsidiary of a Parent Company.

“Clearstream” means Clearstream Banking, Société Anonyme or any successor securities clearing agency.

“Collateral” means all assets of the Issuer and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Notes Obligations (including proceeds and products thereof).

“Collateral Agent” means Wilmington Trust, National Association, acting in its capacity as collateral agent under this Indenture, the Intercreditor Agreement and the other Collateral Documents, and any successor pursuant to the provisions of the Collateral Documents.

“Collateral Documents” means, collectively, the security agreements, including the Security Agreement and any joinders thereto, pledge agreements, mortgages, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Collateral Agent and/or the Trustee (for the benefit of the Holders) and the Intercreditor Agreement and any joinders thereto, in each case as they may be amended or supplemented from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees related to any Qualified Securitization Facility of such Person, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Financing Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (r) costs associated with obtaining Hedging Obligations, (s) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Acquisition Transactions or any acquisition, (t) penalties and interest relating to taxes, (u) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (w) any expensing of bridge, commitment and other financing fees and any other fees related to the Acquisition Transactions or any acquisitions after the Issue Date, (x) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty), and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(c) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber or customer contract sales) or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(1) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or this Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Issuer or any of its direct or indirect parent companies, shall be excluded;

(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes, the Existing Notes and the related guarantees thereof and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Existing Notes and the related guarantees thereof and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(l) accruals and reserves that are established or adjusted within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation, shall be excluded; and

(o) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items;

(iii) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(iv) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks; and

(v) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (C)(4) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (C)(4) of Section 4.07(a) hereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the property of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer as of such date to (b) EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer as of such date to (b) EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Financing Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, all obligations relating to Qualified Securitization Facilities and Non-Financing Lease Obligations) and (b) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with the Acquisition Transactions or any acquisition); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit and (B) Hedging Obligations existing on the Issue Date or otherwise permitted by Section 4.09(b)(x) hereof. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: APX Group, Inc., Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Agreements” means the Revolving Credit Agreement and the Term Loan Credit Agreement.

“Credit Agreement Collateral Agents” means the Revolver Collateral Agent and the Term Loan Collateral Agent.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided, that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Debt Fund Affiliate” means (i) any fund managed by, or under common management with, GSO Capital Partners LP, (ii) any fund managed by GSO Debt Funds Management LLC, Blackstone Debt Advisors L.P., Blackstone Distressed Securities Advisors L.P., Blackstone Mezzanine Advisors L.P. or Blackstone Mezzanine Advisors II L.P. and (iii) any other Affiliate of the Investors that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case (other than with respect to clauses (viii) and (xi)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada), and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(q) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments and costs related to the closure and/or consolidation of facilities; plus

(v) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(vii) the amount of management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Support and Services Agreement or otherwise to the Investors to the extent otherwise permitted under Section 4.11 hereof; plus

(viii) the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Issuer in good faith to result from actions taken, committed to be taken or expected in good faith to be taken no later than eighteen (18) months (or twelve (12) months in the case of any restructuring, cost savings initiative or other action (other than a merger, or other business combination, acquisition or divestiture)) after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions); plus

(ix) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(x) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii) any net loss from disposed, abandoned or discontinued operations; plus

(xiii) [reserved]; plus

(xiv) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(xv) costs, expenses or charges during such period relating to selling, equipping and installing new alarm and/or smart home systems and other products used in the business in connection with new subscriber or customer acquisition of the Issuer and the Restricted Subsidiaries, in each case to the extent deducted from Consolidated Net Income in accordance with GAAP;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) any net income from disposed, abandoned or discontinued operations.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) issuances to any Subsidiary of the Issuer; and

(c) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Contribution” means any net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer after the Acquisition Transactions from

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, which are (or were) excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof. Notwithstanding the foregoing, an amount equal to the aggregate amount that has been designated prior to the Issue Date as an “Excluded Contribution” for purposes of the Existing Notes pursuant to the Existing Notes Debt Agreements, shall automatically be deemed to be an Excluded Contribution under this Indenture, and such amount shall be excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof.

“Existing Notes” means the 2020 Notes, the 2022 Private Placement Notes, the 2022 Notes and the 2023 Notes.

“Existing Notes Debt Agreements” means the 2020 Notes Indenture, the 2022 Note Purchase Agreement, the 2022 Notes Indenture and the 2023 Notes Indenture.

“Existing Secured Notes” means the 2022 Private Placement Notes and the 2022 Notes.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Obligations” means Priority Payment Lien Obligations, the Notes Obligations and Pari Passu Lien Indebtedness.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period, subject, for the avoidance of doubt, to Section 1.07 hereof.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (including the Acquisition Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Acquisition Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or expected in good faith to be taken within 18 months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (1)(A) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, or the District of Columbia and (B) any Restricted Subsidiary of such Foreign Subsidiary and (2) any FSHCO Subsidiary of such Person.

“FSHCO Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person substantially all of whose assets consist, directly or indirectly, of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries, and any other assets incidental thereto.

“GAAP” means (1) generally accepted accounting principles in the United States of America as in effect from time to time, it being understood that, for purposes of this Indenture, all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under GAAP or (2) if elected by the Issuer by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the first date of the period in which the Issuer is making such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any term or measure used in a covenant in Section 4 hereof (an “Accounting Change”), then the Issuer may elect that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

“Grantors” means the Issuer and the Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means (i) Holdings and (ii) each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture. On the Issue Date, Holdings and each Restricted Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Secured Credit Facilities will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means APX Group Holdings, Inc., a Delaware corporation and the direct parent of the Issuer.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, that the amount of any such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such third Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, or (b) Non-Financing Lease Obligations or other obligations under or in respect of Qualified Securitization Facilities, straight-line leases, operating leases or Sale and Lease-Back Transactions (except any resulting Financing Lease Obligations); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the initial purchasers of the Notes identified in the Offering Memorandum.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of November 16, 2012, among each Credit Agreement Collateral Agent and Wilmington Trust, National Association, the collateral agent for the Existing Secured Notes and as acknowledged by the Issuer and each Guarantor, as amended through the Issue Date, as further supplemented on the date hereof by the Pari Passu Lien Joinder Agreement executed by the Trustee as the Pari Passu Lien Agent, and as further amended or supplemented from time to time in accordance with this Indenture, including any joinders thereto.

“Interest Payment Date” means May 1 and November 1 of each year to stated maturity, beginning on November 1, 2019.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(a) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of Blackstone Capital Partners VI L.P. and any of its Affiliates, but not including, however, any of its or such Affiliates’ portfolio companies.

“Issue Date” means May 10, 2019.

“Issuer” means APX Group, Inc., a Delaware corporation (and not any of its Subsidiaries), and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the secretary or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period on account of such delay.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders for use by such Holders in connection with an Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date.

“Maturity Date” means November 1, 2024.

“Merger” means the merger of APX Group, Inc., V Solar Holdings, Inc. and 2GIG Technologies, Inc. with and into 313 Group Inc., 313 Solar Inc. and 313 Technologies Inc., respectively, pursuant to the Transaction Agreement.

“Merger Subs” means 313 Group Inc., 313 Solar Inc. and 313 Technologies Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (i) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued. The Notes offered by the Issuer and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Notes Obligations” means Obligations in respect of the Notes, the Guarantees and this Indenture.

“Obligations” means any principal, interest (including any interest, fees or expenses accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses are an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Offering Memorandum” means the confidential Offering Memorandum, dated April 26, 2019, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture and is delivered to the Trustee and/or Collateral Agent, as applicable. Unless otherwise indicated, Officer’s Certificate shall refer to a certificate of an Officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Pari Passu Lien Indebtedness” means the 2022 Notes, the 2022 Private Placement Notes, the Term Loan Credit Agreement, any Additional Notes and any additional Secured Indebtedness that is ranked pari passu with the Notes and is permitted to be incurred pursuant to the terms of this Indenture; provided that (i) the representative of such Pari Passu Lien Indebtedness executes a joinder agreement to the Intercreditor Agreement and, if applicable, to the other Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Issuer has designated such Indebtedness as “Pari Passu Lien Indebtedness” thereunder.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof; provided, further, that the assets received are pledged as Collateral to the extent required by the Collateral Documents to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Issuer or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(ii) in exchange for any other Investment or accounts receivable, indorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(iii) in satisfaction of judgments against other Persons; or

(iv) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 4.09(b)(x) hereof;

(h) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of Section 4.07(a) hereof;

(j) guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii), (v) and (ix) of Section 4.11(b) hereof);

(l) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $110.0 million and (ii) 4.25% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding in the aggregate;

(p) loans and advances to employees, directors, officers, managers and consultants (i) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(q) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(r) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(s) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(v) repurchases of Notes;

(w) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(x) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is a permitted by Section 4.07 hereof;

(y) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(z) Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary; and

(aa) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (aa) that are at that time outstanding, not to exceed the greater of (i) $25.0 million and (ii) 1.0% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Secured Credit Facilities);

(f) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (iv), (xii)(B), (xiii) or (xxiii) of Section 4.09(b) hereof; provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (xiii) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (iv) of Section 4.09(b) hereof, or, solely to the extent such Indebtedness was secured by a Lien prior to such refinancing, clauses (iii), (xii) or (xiii) of Section 4.09(b) hereof, (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (xxiii) of Section 4.09(b) extend only to the assets of Restricted Subsidiaries of the Issuer that are not Guarantors and (c) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved;

(g) Liens existing on the Issue Date (including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens);

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(k) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(o) Liens in favor of the Issuer or any Subsidiary Guarantor;

(p) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(q) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest) related to such modification, refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t) Liens (including, for the avoidance of doubt, Liens on Collateral) securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (i) $50.0 million and (ii) 2.0% of Total Assets (in each case, determined as of the date of such incurrence);

(u) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(v) Liens securing judgments for the payment of money not constituting an Event of Default under clause (v) of Section 6.01(a) hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(bb) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(ee) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(ff) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii) Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(jj) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(kk) any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(ll) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm) Liens securing the Notes Obligations relating to the Notes (and the Guarantees), in each case, issued on the Issue Date and any Exchange Notes (and the guarantees thereof) issued pursuant to the Registration Rights Agreement;

(nn) (x) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to Section 4.09 (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.00 to 1.00 for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred; provided that to the extent such Liens are on Collateral, an authorized representative of the holders of such Indebtedness and the Collateral Agent shall execute (i) a joinder to the Intercreditor Agreement (in the form attached thereto) as a holder of Pari Passu Lien Indebtedness or (ii) another intercreditor agreement pursuant to which such representative shall agree with the representatives of First Lien Obligations that the Liens securing such Indebtedness are subordinated to the Liens securing the First Lien Obligation and (y) Liens securing any Indebtedness incurred pursuant to Section 4.09; provided that such Liens on Collateral are junior in priority to the Lien granted to the Holders ; and

(oo) Liens securing obligations in respect of (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to Section 4.09(b)(i) and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligation provided by any lender party to any Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Payment Lien Obligations” means Obligations secured by (x) Liens securing Obligations permitted to be incurred under the Senior Secured Credit Facilities (and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof), including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(i), (y) Liens securing obligations of the Issuer or any Restricted Subsidiary in respect of any Bank Products and Hedging Obligations provided by any lender party to the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations, as applicable, are provided were entered into) or (z) Liens permitted by clause (bb) of the definition of “Permitted Liens”; provided that (i) no more than $350.0 million aggregate principal amount of Obligations under the Senior Secured Credit Facilities (and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof) shall constitute Priority Payment Lien Obligations and (ii) (A) the representatives of such Priority Payment Lien Obligations shall at all times be parties to or execute joinder agreements (in the forms attached thereto agreeing to be bound thereby) to the Intercreditor Agreement and, if applicable, the other Collateral Documents, and (B) the Issuer has designated such Indebtedness as “Priority Payment Lien Obligations” thereunder.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (b) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P (and any of their respective successors and assigns) or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the April 15 and October 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Registration Rights Agreement” means a registration rights agreement with respect to the Initial Notes dated as of the Issue Date, among the Issuer, the Guarantors and the representative of the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, initially issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 144A.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of November 16, 2012, as amended and restated as of June 28, 2013, as further amended and restated as of March 6, 2015, and as further amended and restated on August 10, 2017, and as it may be further amended or amended and restated on or prior to the Issue Date, by and among the Issuer, Holdings, Bank of America, N.A., as administrative agent, and the lenders and other parties party thereto.

“Revolver Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the Revolving Credit Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Parties” means (a) the Holders, (b) the Trustee, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under this Indenture, the Notes, the Security Agreement, the Intercreditor Agreement or the other Collateral Documents (e) the successors and assigns of each of the foregoing and (f) holders of Pari Passu Lien Indebtedness from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the Security Agreement, dated as of November 16, 2012, among the Grantors and the Collateral Agent, as amended through the Issue Date, as further supplemented on the date hereof by a Collateral Agent Joinder Agreement executed by the Collateral Agent and as further amended or supplemented from time to time in accordance with this Indenture.

“Senior Indebtedness” means:

(a) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Secured Credit Facilities, the Existing Notes and the related guarantees thereof and Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(c) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided, that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Issuer or any of its Subsidiaries;

(ii) any liability for federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Credit Facilities” means the revolving credit facility, the term loan facility and other credit facilities under the Credit Agreements, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided, that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Shelf Registration Statement” means a Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged or proposed to be engaged on the Issue Date.

“Solar” means V Solar Holdings, Inc. and its subsidiaries.

“Springing Maturity Condition” means that, to the extent the Maturity Date has not occurred prior to such time, (A) on the Springing Maturity Date for the 2020 Notes, an aggregate principal amount of the 2020 Notes in excess of $275,000,000 are either outstanding or have not been repurchased (and cancelled), redeemed, defeased, repaid, refinanced or satisfied and discharged with (a) Refinancing Indebtedness, (b) net cash proceeds of an issuance of Qualified Equity Interests of Holdings to a Person other than a Subsidiary of Holdings, (c) a capital contribution to Holdings from a Person other than a Subsidiary of Holdings and/or (d) cash on balance sheet or proceeds from Asset Sales or (B) on the Springing Maturity Date for the 2023 Notes, an aggregate principal amount of the 2023 Notes in excess of $125,000,000 are either outstanding or have not been repurchased (and cancelled), redeemed, defeased, repaid, refinanced or satisfied and discharged with (a) Refinancing Indebtedness, (b) net cash proceeds of an issuance of Qualified Equity Interests of Holdings to a Person other than a Subsidiary of Holdings, (c) a capital contribution to Holdings from a Person other than a Subsidiary of Holdings and/or (d) cash on balance sheet or proceeds from Asset Sales.

“Springing Maturity Date for the 2020 Notes” means the date that is 91 days before the maturity date with respect to the 2020 Notes.

“Springing Maturity Date for the 2023 Notes” means the date that is 91 days before the maturity date with respect to the 2023 Notes.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor other than Holdings.

“Support and Services Agreement” means the management services or similar agreements between certain of the management companies associated with one or more of the Investors or their advisors, if applicable, and the Issuer (and/or its direct or indirect parent companies).

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of September 6, 2018, among the Issuer, Holdings, Bank of America, N.A., as administrative agent, and the lenders and other parties thereto.

“Term Loan Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the Term Loan Credit Agreement.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Transaction Agreement, dated as of September 19, 2012, by and among 313 Acquisition LLC, the Merger Subs, APX Group, Inc., V Solar Holdings, Inc., 2GIG Technologies, Inc. and the other parties party thereto, as amended, modified and supplemented from time to time.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Acquisition Transactions and the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means all issuances of the Existing Notes following November 16, 2012 but prior to the Issue Date, the issuance of the Notes on the Issue Date, the entering into of the Term Loan Credit Agreement, and the payment of transactions fees and expenses and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2021; provided, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the applicable Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(ii) such designation complies with Section 4.07 hereof; and

(iii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(a) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Accounting Change”	1.01 (definition of “GAAP”)
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“DTC”	2.03
“Event of Default”	6.01

Term	Defined in Section
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur” and “incurrence”	4.09
“Indemnified Party” and “Indemnified Parties”	7.07
“Independent Assets or Operations”	4.03
“Initial Lien”	4.12
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Rule 3-16”	11.01
“Rule 3-16 Exception”	11.01
“Second Commitment”	4.10
“Springing Maturity Date”	2.14
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Date”	4.16
“Suspension Period”	4.16
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms if used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Notwithstanding any of the foregoing, the Trust Indenture Act and the terms and provisions thereof shall not apply to this Indenture until the Issuer and the Guarantors qualify this Indenture under the Trust Indenture Act.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “shall” and “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(n) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater; and

(o) all references to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest.

Section 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.06. Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.07. Certain Compliance Calculations. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio) on the same date. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the applicable Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing the Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuer, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors from time to time party hereto and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer); provided, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof and Section 4.12 hereof; provided, further, that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number or ISIN number, as applicable. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

(e) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes or Exchange Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar”), (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer initially appoints The Depository Trust Company, its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary or the Trustee) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(c)(ii), (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)) or (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes and the Trustee has received a written request from the Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii) or (iii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the applicable Letter of Transmittal or in an Agent’s Message delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal or in an Agent’s Message that (x) they are not Participating Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Participating Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of an Exchange Offer, and Exchange Notes issued in connection with such Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART

PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ACCEPTING THIS NOTE EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (C) ENTITIES THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN CLAUSE (A) OR (B), OR (II) ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN (AND THE EXCHANGE OF THIS NOTE FOR AN EXCHANGE NOTE) SHALL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14, and 9.05 hereof).

(iii) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date, (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer or (E) to register the transfer or exchange of Notes between the date of any conditional notice to Holders of the anticipated occurrence of an early maturity date in the circumstances described above under the “Springing Maturity” provision set forth in Section 2.14 and the occurrence or cancellation of such early maturity date.

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07. Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, or (y) the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has received written notice that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed any such special record date and payment date; provided, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP Numbers; ISINs. The Issuer in issuing the Notes may use CUSIP numbers and ISINs (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices of redemption or exchange as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers and ISINs.

Section 2.14. Springing Maturity.

(a) Springing Maturity Date. The Notes will mature (x) if the Springing Maturity Condition does not apply, on the Maturity Date, or (y) if the Springing Maturity Condition does apply, either the Springing Maturity Date for the 2020 Notes or the Springing Maturity Date for the 2023 Notes, as applicable; provided that, if such day is not a Business Day, the maturity date shall be the Business Day immediately succeeding such day (any such date, a “Springing Maturity Date”). Any provisions relating to the determination of a minimum tenor, maturity or weighted average life with respect to any permitted Indebtedness (including without limitation Refinancing Indebtedness) in this Indenture shall assume (solely for purposes of such determination) that November 1, 2024 is the maturity date of the Notes.

(b) Notice to Trustee of Springing Maturity Redemption. At least two Business Days (unless a shorter notice shall be agreed to by the Trustee) before notice of any anticipated Springing Maturity Date is required to be delivered or mailed to Holders pursuant to Section 2.14(c) hereof, the Issuer shall furnish to the Trustee the form of such notice together with an Officer’s Certificate.

(c) Notice of Springing Maturity Redemption. At least 15 days but not more than 45 days before any anticipated Springing Maturity Date, the Issuer shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notice thereof to each Holder at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures. Such Springing Maturity Date shall be conditioned on the Springing Maturity Condition.

The notice shall state:

(i) The anticipated Springing Maturity Date;

(ii) the aggregate amount payable in respect of the Notes on the Springing Maturity Date;

(iii) the name and address of the Paying Agent; and

(iv) that Notes must be surrendered to the Paying Agent to collect payment;

(v) that interest shall continue to accrue to but excluding the Springing Maturity Date; and

(vi) that the Springing Maturity Date is conditioned on the Springing Maturity Condition.

At the Issuer’s request, the Trustee shall give the notice of anticipated Springing Maturity Date in the Issuer’s name and at its expense; provided, that the Issuer shall have delivered electronically to the Trustee, at least two Business Days (unless a shorter notice shall be agreed to by the Trustee) before such notice is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 2.14(c), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer will notify the exchange of any anticipated Springing Maturity Date.

(d) Effect of Notice of Springing Maturity Redemption. A notice of anticipated Springing Maturity Date pursuant to this Section 2.14, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceedings for the payment of any other Note. Subject to compliance with Section 2.14(e) hereof, on and after the Springing Maturity Date, the Notes shall cease to be outstanding and interest thereon shall cease to accrue on Notes.

(e) Deposit of Springing Maturity Funds.

(i) Prior to 11:00 a.m. (New York City time) on the Springing Maturity Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the aggregate amount payable in respect of the Notes on the Springing Maturity Date and accrued and unpaid interest to but excluding the Springing Maturity Date. The Trustee or the Paying Agent will provide notice to the Issuer of any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the principal owing on the Notes and accrued and unpaid interest to but excluding the Springing Maturity Date. Upon written request of the Issuer, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the principal owing on the Notes and accrued and unpaid interest to but excluding the Springing Maturity Date.

(ii) If the Issuer complies with the provisions of the preceding paragraph (i), on and after the Springing Maturity Date, the Notes shall cease to be outstanding and interest thereon shall cease to accrue. .

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days (unless a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be delivered or mailed to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption (the “Redemption Date”), (c) the principal amount of the Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on a securities exchange (and such listing is known to the Trustee), in compliance with the requirements (with notice of such requirements to the Trustee from the Issuer in writing) of such securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate and subject to the Applicable Procedures. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in integral multiples of $1,000 (but in a minimum amount of $2,000) and no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased, even if not in a principal amount of at least $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 12 hereof. Notices of redemption may, at the Issuer’s discretion, be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP number and ISIN, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP number and ISIN that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, that the Issuer shall have delivered electronically to the Trustee, at least two Business Days before notice of redemption is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and providing a copy of such notice to the Trustee setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer will notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

Section 3.04. Effect of Notice of Redemption. A notice of redemption, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption (unless the Issuer defaults in the payment of the redemption amount).

Section 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money in U.S. dollars in immediately available funds sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall upon written request therefor promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided, that each new Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) At any time prior to May 1, 2021, the Issuer may at its option and on one or more occasions redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest and Additional Interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(b) On and after May 1, 2021, the Issuer may at its option and on one or more occasions redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2021	104.250%
2022	102.125%
2023 and thereafter	100.000%

(c) Until May 1, 2021, the Issuer may, at its option, and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to the sum of (i) 100% of the aggregate principal amount thereof, plus (ii) a premium equal to the stated interest rate per annum on the Notes redeemed, plus (iii) accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided, that (A) at least 50.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (B) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) At any time and from time to time prior to May 1, 2021, the Issuer may at its option redeem during each 12-month period commencing with the Issue Date up to 10% of the aggregate principal amount of the Notes issued hereunder, including any Additional Notes, upon notice in accordance with Section 3.03 at a redemption price equal to 103% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(e) Except pursuant to clause (a), (c) or (d) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to May 1, 2021.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer, the Investors and their respective Affiliates may acquire the Notes by means other than a redemption pursuant to this Section 3.07, whether by tender offer, open market purchases, negotiated transactions or otherwise.

(g) The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

Section 3.08. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send electronically or send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and in integral multiples of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes or Pari Passu Indebtedness, as the case may be, surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall purchase such Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness, as the case may be, tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in an amount not less than $2,000 or integral multiples of $1,000 in excess thereof are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent (to the extent funded by the Issuer in accordance with Section 3.09(g)), as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11 a.m. (New York City time) on the purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Trustee or the Paying Agent will provide notice to the Issuer of any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed. Upon written request of the Issuer, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of noon New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. The Trustee shall have no obligation to determine whether such Additional Interest is due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided, however, that no service of legal process may be made on the Issuer at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03. Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC from and after the Issue Date:

(i) within 90 days after the end of each fiscal year (or 120 days for the fiscal year ending after the Issue Date), annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or 60 days for the first three fiscal quarters ending after the Issue Date), reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(iii) promptly after the occurrence of a material event which would have been required to be reported on a Form 8-K or any successor or comparable form if the Issuer had been a reporting company under the Exchange Act, a current report relating to such event on Form 8-K or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject to exceptions consistent with the presentation of information in the Offering Memorandum); provided, however, that the Issuer shall not be so obligated to file such reports referred to in clauses (i), (ii) and (iii) above with the SEC (A) if the SEC does not permit such filing or (B) prior to the consummation of an exchange offer or the effectiveness of a Shelf Registration Statement as required by the Registration Rights Agreement, in which event the Issuer shall make available such information to the Trustee, the Holders and prospective purchasers of Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act; provided, further, that until such time as the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, the Issuer shall not be required to (i) in the case of (x) clauses (i) and (ii) provide any information beyond the financial information that would be required to be contained in an annual or quarterly report on Form 10-K or 10-Q, as applicable, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and (y) clause (iii) make available any information regarding director and management compensation or the occurrence of any of the events set forth in Items 1.04, 2.01, 2.05, 2.06, 3 (other than Item 3.03), 5.01, 5.02(e)-(f), 5.03-5.08, 6, 7, 8 or 9 of Form 8-K, (ii) make available any information regarding the occurrence of any of the events set forth in Items 1.01 or 1.02 of Form 8-K if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (iii) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein (other than providing reconciliations of such non-GAAP information to extent included in the Offering Memorandum), (iv) comply with Regulation S-X or contain all purchase accounting adjustments relating to the Acquisition Transactions to the extent it is not practicable to include any such adjustments in such report or (v) provide any information that is not otherwise similar to information currently included in the Offering Memorandum. In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Issuer will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of reports, information and documents (including, without limitation, reports contemplated in this Section 4.03) to the Trustee is for information purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the compliance of the Issuer, the Guarantors and Holdings with covenants under this Indenture, the Notes, the Guarantees and the Collateral Documents, as to which the Trustee shall be entitled to rely exclusively on Officers’ Certificates.

(b) The Issuer may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to Holdings (or any parent entity of Holdings) as long as Holdings (or any such parent entity of Holdings) provides a Guarantee of the Notes; provided, that, if and so long as such parent company shall have Independent Assets or Operations, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent entity, as the case may be), on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand. “Independent Assets or Operations” means, with respect to Holdings or any such parent company, that Holdings or such parent company’s total assets or revenues, determined in accordance with GAAP and as shown on the most recent financial statements of Holdings or such parent company, is more than 3.0% of Holdings or such parent company’s corresponding consolidated amount.

(c) Notwithstanding the foregoing, such requirements of this Section 4.03 shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement for the Initial Notes by (1) the filing with the SEC of the Exchange Offer Registration Statement or the Shelf Registration Statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the time periods specified above, or (2) by posting on the Issuer’s website or providing to the Trustee for distribution to Holders within 15 days of the time periods after the Issuer would have been required to file annual and interim reports with the SEC, the financial information (including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed or posted within the times specified above.

(d) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 6.01(a) hereof until 90 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Issuer, the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to a Responsible Officer of the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

Section 4.05. Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A) dividends and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vii), (viii) and (ix) of Section 4.09(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after November 16, 2012 (including Restricted Payments permitted by clauses (i), (vi)(C), (ix) and (xiv) of Section 4.07(b) hereof (to the extent not deducted in calculating Consolidated Net Income), but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(1) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor of the Issuer) beginning on October 1, 2012 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(2) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after November 16, 2012 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after November 16, 2012 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer or any of its Restricted Subsidiaries, Equity Interests of any of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock applied in accordance with clause (ii) of Section 4.07(b) hereof, (x) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(3) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary following November 16, 2012 (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof, (ii) contributions by a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(4) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after November 16, 2012; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment), in each case, after November 16, 2012; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value (as determined by the Issuer in good faith; provided that, in the case of this clause (5), if the fair market value of such Investment shall exceed $50.0 million, such fair market value shall be determined by the board of directors of the Issuer, whose resolution with respect thereto will be delivered to the Trustee) of the investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 4.07(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) The prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement (1) of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor or (2) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(iv) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management, directors or employees of the Issuer or any direct or indirect parent company of the Issuer in connection with the Acquisition Transactions; provided, that the aggregate amount of Restricted Payments made under this clause (iv) do not exceed in any calendar year $15.0 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent corporation of the Issuer)); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after November 16, 2012, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 4.07(a) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any direct or indirect parent company to the extent contributed to the Issuer) after November 16, 2012; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that (i) cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, members of management or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date; provided, that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.07(b);

provided, in the case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (a) $30.0 million and (b) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards;

(ix) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments that are made (a) in an amount equal to the amount of Excluded Contributions previously received or (b) without duplication with clause (a), from the Net Proceeds from an Asset Sale in respect of property or assets acquired after November 16, 2012, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi) (A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not be subsequently sold or transferred for, Cash Equivalents)) not to exceed the greater of (a) $80.0 million and (b) 3.5% of Total Assets at such time and (B) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(B) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not be subsequently sold or transferred for, Cash Equivalents)) not to exceed $80.0 million; provided that, solely for purposes of this clause (xi)(B), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment, after giving effect to such Restricted Payment on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Consolidated Total Debt Ratio of no more than 4.00 to 1.00;

(xii) distributions or payments of Securitization Fees;

(xiii) any Restricted Payment made in connection with the Acquisition Transactions and the Transactions, and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 4.11 hereof;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.10 and 4.14 hereof; provided, that if the Issuer shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain their corporate existence;

(B) consolidated, combined or similar foreign, federal, state or local income or similar taxes of a tax group that includes the Issuer and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Issuer, to the extent such income or similar taxes are attributable to the income of the Issuer and its Restricted Subsidiaries or, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in respect of any fiscal year does not exceed the amount that the Issuer and/or its Restricted Subsidiaries (and, to the extent permitted above, its Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant foreign, federal, state or local income or similar taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, paid such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(E) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(F) amounts payable pursuant to the Support and Services Agreement, (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect on the Issue Date (it being understood that any amendment thereto or replacement thereof to increase the fees payable pursuant to the Support and Services Agreement would be deemed to be materially disadvantageous to the Holders)), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(H) to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Issuer; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (y) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment, (3) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (4) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (C) of Section 4.07(a) hereof and (5) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07(b) (other than pursuant to clause (x) of this Section 4.07(b)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof); and

(I) amounts that would be permitted to be paid by the Issuer under clauses (iii), (iv), (vii), (viii), (xii), (xiii) and (xvi) of Section 4.11(b) hereof; provided, that the amount of any dividend or distribution under this clause (xv)(I) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xv)(I) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made; and

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents).

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xi) and (xvi) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xvi) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a), the Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (i) through (xvi) and/or one or more of the clauses contained in the definition of “Permitted Investments” and such Section 4.07(a) in any manner that otherwise complies with this Section 4.07.

(d) The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to Section 4.07 hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is a Guarantor,

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Notes (and the guarantees thereof) and the related documentation, the Senior Secured Credit Facilities and the related documentation and Hedging Obligations and the related documentation;

(ii) this Indenture, the Notes and the guarantees thereof;

(iii) purchase money obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(x) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(xiv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xv) restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(xvi) any agreement or instrument (A) relating to any Indebtedness, Disqualified or preferred stock permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 4.09 hereof if the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Issuer) or is otherwise in effect on the Issue Date and (B) either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xvii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) of this Section 4.08(b); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xviii) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this Section 4.09(a) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (in each case, determined on the date of such incurrence).

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(i) Indebtedness incurred pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance, the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (i) does not exceed $425.0 million;

(ii) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Notes and the guarantees thereof pursuant to the Registration Rights Agreement (but excluding any Additional Notes);

(iii) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.09(b));

(iv) Indebtedness (including Financing Lease Obligations), Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock incurred or issued by the Issuer or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed the greater of (a) $50.0 million and (b) 2.0% of Total Assets (in each case, determined at the date of incurrence or issuance), so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease or improvement or within 365 days thereafter;

(v) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of the Issuer to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (vii);

(viii) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (ix);

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(xii) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) or (c) of the definition thereof), and (B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any time outstanding exceed the greater of (x) $110.0 million and (y) 4.25% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xii)(B);

(xiii) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 4.09(b), this clause (xiii) and clause (xiv) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(3) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (A) of this clause (xiii) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness;

(xiv) (A) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that in the case of clauses (A) and (B), after giving effect to such acquisition, merger, amalgamation or consolidation either

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 4.09(a) hereof, or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(xviii) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (iv) of Section 4.07(b) hereof;

(xix) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx) (A) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in respect of Bank Products;

(xxi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms;

(xxii) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(xxiii) the incurrence of Indebtedness of Restricted Subsidiaries of the Issuer that are not Guarantors in an amount outstanding under this clause (xxiii) not to exceed together with any other Indebtedness incurred under this clause (xxiii) the greater of (A) $50.0 million and (B) 2.0% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (xxiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xxiii) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under Section 4.09(a) hereof without reliance on this clause (xxiii);

(xxiv) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xxv) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (xxv), the greater of (x) $50.0 million and (y) 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Issuer’s most recent balance sheet (it being understood that any Indebtedness incurred pursuant to this clause (xxv) shall cease to be deemed incurred or outstanding for purposes of this clause (xxv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (xxv)); and

(xxvi) Indebtedness incurred by the Issuer or any of the Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Indebtedness, to irrevocably redeem the Notes, to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance option as described in Article 8 hereof in each case, in accordance with this Indenture.

(c) For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxvi) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses under Section 4.09(b) or under Section 4.09(a) hereof; provided, that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 4.09(b) hereof; and

(ii) the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to clauses 4.09(b)(i) and 4.09(b)(xii)(B) above shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (A) the principal amount of such Indebtedness being refinanced plus (B) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Section 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i) to permanently reduce Indebtedness as follows:

(A) if the assets subject to such Asset Sale constitute Collateral, (x) Priority Payment Lien Obligations and, if the Indebtedness reduced is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (y) to permanently reduce (or offer to reduce, as applicable) Obligations under the Notes and under any other Pari Passu Lien Indebtedness (and to correspondingly reduce commitments with respect thereto) on a pro rata basis; provided that all reductions of (or offers to reduce) Obligations under the Notes shall be made as provided under Section 3.07 or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(B) if the assets subject of such Asset Sale do not constitute Collateral, but constitute collateral for other Senior Indebtedness of the Issuer or a Subsidiary Guarantor, which Lien is permitted by this Indenture, to permanently reduce (and to correspondingly reduce commitments with respect thereto) Obligations under such other Senior Indebtedness which is secured by a Lien that is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(C) if the assets subject of such Asset Sale do not constitute Collateral or collateral for any other Senior Indebtedness of the Issuer or a Subsidiary Guarantor, to permanently reduce Obligations under other Senior Indebtedness of the Issuer or a Subsidiary Guarantor (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes (and may elect to reduce Pari Passu Lien Indebtedness) on a pro rata basis; provided further that all reductions of Obligations under the Notes shall be made as provided under Section 3.07 or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased, to the date of the repurchase; or

(D) if the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of (i) a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, or (ii) the Issuer or a Subsidiary Guarantor; or

(ii) to make (A) an Investment in any one or more businesses, provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other properties or assets that, in each case of (A), (B) and (C), used or useful in a Similar Business or replace the business, properties or assets that are the subject of such Asset Sale, provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents; or

(iii) to make an Investment in (A) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) acquisitions of other assets that, in each case of (A), (B) and (C), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents;

provided, that, in the case of clauses (ii) and (iii) above, a binding commitment entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of such 450th day and 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) (x) in the case of Net Proceeds from Collateral, to all holders of First Lien Obligations to the extent required by the terms thereof and (y) in the case of any other Net Proceeds, all holders of First Lien Obligations and all holders of other Indebtedness that ranks pari passu with the Notes (“Pari Passu Indebtedness”), to the extent required by the terms thereof to purchase the maximum aggregate principal amount of such First Lien Obligations and Pari Passu Indebtedness, as the case may be, that, in the case of the Notes, is in an amount equal to at least $2,000, or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, and in the case of any other First Lien Obligations and Pari Passu Indebtedness at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $40.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $40.0 million or less. Upon consummation or expiration of any such Asset Sale Offer any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

To the extent that the aggregate amount of First Lien Obligations and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount of First Lien Obligations and Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall purchase such First Lien Obligations and Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of such First Lien Obligations and Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no such First Lien Obligations and Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Issuer may, at its option, make an Asset Sale Offer using the proceeds from any Asset Sale at any time after the consummation of such Asset Sale.

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Secured Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered electronically or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

The provisions of this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis as determined by the Issuer; and

(ii) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $35.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving the terms of such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) hereof shall not apply to the following:

(i) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and the termination fees pursuant to the Support and Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect on the Issue Date;

(iv) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(v) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis as determined by the Issuer;

(vi) any agreement or arrangement as in effect as of the Issue Date (including, for the avoidance of doubt, any existing agreements and arrangements with Solar and any similar agreements and arrangements going forward), or any amendment thereto (so long as any such amendment, or in the case of Solar, any such similar agreement or arrangement, is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Issuer) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Issuer) may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(viii) the Acquisition Transactions and the Transactions, and the payment of all fees and expenses related thereto, including Transaction Expenses;

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(xi) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(xii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(xiii) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(xiv) (i) investments by Permitted Holders in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as (A) the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities (provided, that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (B)), and (ii) payments to Permitted Holders in respect of securities of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(xv) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(xvi) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (xv)(B) of Section 4.07(b) hereof;

(xvii) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(xviii) intellectual property licenses in the ordinary course of business;

(xix) all payments to Holdings otherwise permitted under this Indenture;

(xx) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or before the Issue Date;

(xxi) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(xxii) any transaction with a joint venture which would constitute an Affiliate Transaction solely because the Issuer or its Restricted Subsidiary owns an equity interest or otherwise controls such joint venture or similar entity.

Section 4.12. Liens. The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness (any such Lien, the “Initial Lien”), on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except, in the case of any assets or property that does not constitute Collateral, any Initial Lien if the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may have on the proceeds from such sale.

Section 4.13. Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided, that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form; provided that if the Issuer changes its organizational form to a partnership or a limited liability company, it will add a corporate co-issuer of the Notes.

Section 4.14. Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the date of purchase. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(a) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(b) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with clause (l) of this Section 4.14;

(c) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(d) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the Applicable Procedures, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, letter or other communication in accordance with the Applicable Procedures setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof and its election to have such Notes purchased;

(g) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(h) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any such condition shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any such condition shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(i) any other instructions, as determined by the Issuer, consistent with this Section 4.14 that a Holder must follow in order to have the Notes repurchased.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(j) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent by 11 a.m. (New York City time) an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(k) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(l) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(m) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

The provisions of this Section 4.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(a) such Restricted Subsidiary within 30 days after the guarantee of such Indebtedness (i) executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee of the Notes by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) becomes a party to the Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; and

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided, that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (a) of this Section 4.15.

Section 4.16. Suspension of Covenants.

(a) If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and clause (iv) of Section 5.01(a) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b) During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) to the extent provided for in Section 4.12 and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the Section 4.12 and for no other covenant).

(e) Notwithstanding the foregoing, in the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by Holdings, the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.08(b) hereof; and (v) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

(f) The Trustee shall have no obligation to determine if a Suspension Period has commenced or terminated or to provide Holders with notice of the commencement or termination of a Suspension Period. The Issuer shall provide prompt written notice to the Trustee of any Suspension Date or Reversion Date that occurs.

(g) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(h) The Issuer shall promptly notify the Trustee in writing of any suspension or reinstatement of the Suspended Covenants and, in the absence of such notice, the Trustee shall be entitled to presume that no such suspension or reinstatement has occurred. The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a covenant suspension or reversal shall have occurred, or (iii) notify the Holders of any of the foregoing.

Section 4.17. Impairment of Security Interests. Subject to the rights of the holders of Permitted Liens, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to take, or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent, Trustee and Holders, except as otherwise permitted under this Indenture. Any release of the Collateral in accordance with the provisions of this Indenture shall not be deemed to impair the security hereunder, and any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Indenture with respect to such release have been complied with. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any manner that would be adverse to the Holders in any material respect, except as permitted under Article 9 hereof.

Section 4.18. After-Acquired Property. Promptly following the acquisition by the Issuer or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, set forth in Section 11.01 hereof or otherwise included in the Collateral Documents), the Issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates, opinions of counsel and other documents as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 4.19. Further Assurances. The Issuer shall and shall cause each of its Subsidiary Guarantors (or other Subsidiaries with respect to Capital Stock of such Subsidiaries that constitutes Collateral) to execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee or Collateral Agent may reasonably request, in each case at the sole expense of the Issuer in order to grant, preserve, maintain, protect and perfect (and continue the perfection of) the validity and priority of the security interests created or intended to be created by the Collateral Documents in the Collateral, including, without limitation, by making all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements). In addition, from time to time, the Issuer shall and shall cause each of its Subsidiary Guarantors (or other Subsidiaries with respect to Capital Stock of such Subsidiaries that constitutes Collateral) to reasonably promptly secure the obligations under this Indenture and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form as may be reasonably necessary to perfect such security interests and Liens.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose (including, in each case, by way of a Delaware LLC Division) of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes, the Registration Rights Agreement and the Collateral Documents pursuant to supplemental indentures or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Issuer or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio for the Issuer or the Successor Company, as applicable, and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(c)(i)(B) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes, the Registration Rights Agreement and the Collateral Documents;

(vi) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture;

(vii) the Collateral owned by or transferred to the Successor Company shall:

(A) continue to constitute Collateral under this Indenture and the Collateral Documents with the same priorities as existed immediately prior to such transaction,

(B) be subject to the Lien in favor of the Collateral Agent for the benefit of the Holders , and

(C) not be subject to any Lien other than Liens permitted by this Indenture; and

(viii) the property and assets of the Person which is merged or consolidated with or into the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made, to the extent that they are property or assets of the types that would constitute Collateral under the Collateral Documents, shall be treated as After-Acquired Property and the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

(b) The Successor Company, if other than the Issuer, shall succeed to, and be substituted for, the Issuer under this Indenture, the Guarantees and the Notes, as applicable and the Issuer will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes. Notwithstanding clauses (iii) and (iv) of Section 5.01(a) hereof,

(i) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor,

(ii) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby, and

(iii) the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Subsidiary Guarantor.

(c) Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)    (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition (including, in each case, by way of a Delaware LLC Division) will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists;

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture;

(E) the Collateral transferred to the Successor Person will (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Holders with the same relative priorities as existed immediately prior to such transaction, and (c) not be subject to any Lien, other than Liens permitted by the terms of this Indenture; and

(F) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture; or

(ii) the transaction is made in compliance with Section 4.10(a) hereof; or

(iii) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(d) Subject to Section 10.06 hereof, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, in each case, without regard to the requirements set forth in Section 5.01(c). Holdings may merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing Holdings in the United States, any state thereof, the District of Columbia or any territory thereof. Notwithstanding anything to the contrary in this Section 5.01, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Subsidiary Guarantor.

Section 5.02. Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Subsidiary Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to the Issuer or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Issuer or such Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if such successor Person, as applicable, had been named as the Issuer or a Subsidiary Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) An “Event of Default,” wherever used herein, means any one of the following events:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii) subject to Section 4.03(d) hereof, failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders (with a copy to the Trustee) of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture or the Notes;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more outstanding;

(v) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(viii) the Guarantee of Holdings or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Holdings or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; and

(ix) any of the Collateral Documents ceases to be in full force and effect, or any of the Collateral Documents ceases to give the Holders the Liens purported to be created thereby, or any of the Collateral Documents is declared null and void or the Issuer or any Restricted Subsidiary denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case, other than in accordance with the terms of this Indenture or the terms of the Collateral Documents); provided that if a failure of the sort described in this clause (ix) is susceptible of cure, no Event of Default shall arise under this clause (ix) with respect thereto until 30 days after notice of such failure shall have been given to the Issuer by the Trustee or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes.

(b) In the event of any Event of Default specified in clause (iv) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) Holders of a majority of the aggregate principal amount of the then-outstanding Notes thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

Section 6.02. Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may (subject to the terms of the Intercreditor Agreement), by written notice to the Issuer (and the Trustee if given by the Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration”, declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) hereof, all outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, subject to Section 6.05, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interests of the Holders of all of the Notes.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

In addition to the right of acceleration set forth in Section 6.02 hereof, if an Event of Default occurs and is continuing under this Indenture, the Trustee or the Collateral Agent, as applicable, subject to the provisions contained in the Intercreditor Agreement, shall have the right to exercise remedies with respect to the Collateral such as foreclosure, as are available under this Indenture, the Collateral Documents and at law.

Section 6.04. Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee (with a copy to the Issuer; provided, that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture or the Collateral Documents (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under this Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05. Control by Majority. Subject to Section 7.01(e) hereof and the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee and the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless, subject to the provisions of the Intercreditor Agreement:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 25.0% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c) the Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in aggregate principal amount of the then total outstanding Notes have not given the Trustee a direction in writing inconsistent with such written request within such 60-day period.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder of a Note to bring suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the respective dates expressed in this Indenture or the Notes shall not be amended without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, Additional Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(a) to the Trustee first and the Collateral Agent second, their respective agents and attorneys for amounts due to them under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

(b) subject to the terms of the Intercreditor Agreement, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing (of which a Responsible Officer of the Trustee has received written notice or has actual knowledge), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct or negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f) [Reserved]

(g) The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity or security satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) In the event the Issuer is required to pay Additional Interest, the Issuer will provide written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(k) Delivery of reports, information and documents (including without limitation reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion or at the written request of the aforementioned majority of the Holders may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the aforementioned majority of the Holders shall determine to make such further inquiry or investigation, the Trustee shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(n) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article Four or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein or in the Collateral Documents, the Trustee shall have no obligation to monitor or verify compliance by the Issuer or any Guarantor with any other obligation or covenant under this Indenture or the Collateral Documents.

(q) The Trustee shall have no duty (i) to cause the maintenance of any insurance, (ii) with respect to the payment or discharge of any tax, charge or Lien levied against any part of the Collateral, or (iii) with respect to the filing or refiling of any Collateral Document.

(r) The Trustee shall be under no obligation to the Holders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, statements made in, or conditions of any of the Collateral or Collateral Documents or to inspect the property (including the books and records) of the Issuer.

(s) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens upon any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as such term is used in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral, the Collateral Documents or the Notes (or any guarantees thereof), it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 7.06. Reports by Trustee to Holders. Within 60 days after each November 1st, beginning on November 1, 2019, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2), to the extent applicable. The Trustee shall also transmit all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07. Compensation and Indemnity. For the purposes of this Section 7.07, the Trustee and the Collateral Agent are referred to collectively as the “Indemnified Parties,” and each as an “Indemnified Party.” The Issuer shall pay to the Trustee from time to time such compensation with respect to the Trustee, for its acceptance of this Indenture and services hereunder and, with respect to the Collateral Agent, for its acceptance of the Security Agreement and services thereunder, as the parties shall agree in writing from time to time. The Trustee’s and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee and the Collateral Agent promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each Indemnified Party and its officers, directors, employees, agents and any predecessor trustee or collateral agent and their respective officers, directors, employees and agents for, and hold each Indemnified Party harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder or under the Collateral Documents (including the reasonable costs and expenses of enforcing this Indenture or the Collateral Documents against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor or any holder of Pari Passu Lien Indebtedness, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or under the Collateral Documents) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). Each Indemnified Party shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by such Indemnified Party to so notify the Issuer shall not relieve the Issuer and the Guarantors of their obligations hereunder. The Issuer shall defend the claim and each Indemnified Party may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnified Party through such Indemnified Party’s own willful misconduct, negligence or bad faith. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Agent, as applicable.

Notwithstanding anything to the contrary in Section 4.12 hereof, to secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or Section 6.01(a)(vii) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof or Trust Indenture Act Section 310;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11. Preferential Collection of Claims Against Issuer. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.12. Intercreditor Agreement and the Collateral Documents. The Trustee is hereby directed and authorized by the Holders to execute and deliver, or cause the Collateral Agent to execute and deliver, the Intercreditor Agreement, a joinder thereto and any other Collateral Documents or joinders thereto to the extent it is named as a party therein. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreement or any other Collateral Document, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each Holder, by its acceptance of a Note, hereby authorizes the Collateral Agent to execute and deliver a joinder to the Intercreditor Agreement for the benefit of the Holders and agrees to be bound by all of the provisions of the Intercreditor Agreement. In addition, each Holder acknowledges and agrees that the Collateral Agent has entered into the Intercreditor Agreement and other Collateral Documents for the benefit of the Holders and agrees to be bound by all of the provisions thereof.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below (it being understood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes and this Indenture including that of the Guarantors and the Collateral Documents (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18 and 4.19 hereof and clauses (iv) and (v) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto) and 6.01(a)(viii) hereof shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f) [reserved];

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(h) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05. Deposited Money and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee (and, to the extent applicable, the Collateral Agent) may amend or supplement this Indenture, the Collateral Documents and any Guarantee or Notes without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Section 5.01 hereof;

(d) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(i) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(j) to make any amendment to the provisions of this Indenture relating to the transfer or legending of the Notes or to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(k) to add a Guarantor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(l) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes as provided in an Officer’s Certificate;

(m) to provide for the succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreements or any other agreement that is not prohibited by this Indenture;

(n) to provide for the release or addition of Collateral or Guarantees in accordance with the terms of this Indenture and the Collateral Documents; or

(o) to add any Pari Passu Lien Indebtedness to any Collateral Document to the extent permitted by this Indenture.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee and subject to the last sentence of Section 9.06), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate, nor a board resolution, shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02. With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees, the Notes issued thereunder or any Collateral Document may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee (and the Collateral Agent to the extent a party to the applicable document) shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder , an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Note (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 3.09, Section 4.10 and Section 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) (A) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of all then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of the Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g) make any change in these amendment and waiver provisions;

(h) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payments of principal of, or premium, if any, or interest on such Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary in any manner materially adverse to the Holders.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in this Indenture dealing with the Collateral or the Collateral Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Collateral Documents (except as permitted by the terms of this Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Collateral Document or the provisions in this Indenture dealing with the Collateral or the Collateral Documents or the application of proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture and the Collateral Documents.

Section 9.03. Compliance with Trust Indenture Act. Until such time as the Exchange Notes have been registered under the Securities Act, the Notes shall not be subject to § 316(b) of the Trust Indenture Act and the provisions set forth in this Article 9 shall not be deemed to conform to the express provisions § 316(b) of the Trust Indenture Act.

Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the board of directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be provided with, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate, nor a board resolution, shall be required for the Trustee to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto adding a new Guarantor under this Indenture.

Section 9.07. Payment for Consent. Neither the Issuer nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Collateral Documents unless such consideration is offered to all Holders eligible to participate in the solicitation and is paid to all such Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee. Subject to this Article 10, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees, on an senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture and the Collateral Documents.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, then any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted under applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior secured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors.

Section 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D) shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or a supplemental indenture in the form of Exhibit D) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Guarantees. Each Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee is required for the release of such Subsidiary Guarantor’s Guarantee, upon:

(a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(ii) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(iii) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(iv) upon the merger or consolidation of any Subsidiary Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(v) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(b) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate of such Subsidiary Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release and discharge have been complied with. Notwithstanding the foregoing, an Opinion of Counsel shall not be required in the case of a merger or consolidation in accordance with Section 10.06(a)(iv).

ARTICLE 11

COLLATERAL DOCUMENTS

Section 11.01. Collateral and Collateral Documents.

(a) The due and punctual payment of the principal of and interest (including Additional Interest, if any) on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including Additional Interest, if any) on the Notes and payment and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes and such other Obligations, subject to the terms of the Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for its benefit and the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Collateral Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Collateral Documents limit, qualify or conflict with the duties imposed by the provisions of the Trust Indenture Act, the Trust Indenture Act shall control. The Issuer shall deliver to the Collateral Agent copies of all documents filed pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be reasonably required to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

(b) Notwithstanding the foregoing,

(i) the Capital Stock and other securities of the Issuer or any Subsidiary of the Issuer that are owned by the Issuer or any Guarantor shall constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes and Pari Passu Lien Indebtedness without Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency)(the “Rule 3-16 Exception”);

(ii) in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer (if at such time the Issuer satisfies the requirements of Section 4.03 by furnishing information relating to Holdings (or any parent entity of Holdings)), or of any Subsidiary of the Issuer, due to the fact that the Issuer’s or such Subsidiary’s Capital Stock and other securities secure the Notes and/or Pari Passu Lien Indebtedness, then the Capital Stock and other securities of the Issuer or of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement) and in such event, the Collateral Documents may be amended or modified, without the consent of any Holder or a holder of Pari Passu Lien Indebtedness, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral; and

(iii) in the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the Issuer’s or such Subsidiary’s Capital Stock and other securities to secure the Notes and/or Pari Passu Lien Indebtedness in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or such Subsidiary, then the Capital Stock and other securities of the Issuer or of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent permitted without becoming subject to any such financial statement requirements). In such event, the Collateral Documents may be amended or modified, without the consent of any Holder or holders of Pari Passu Lien Indebtedness, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock and other securities.

Notwithstanding the foregoing, any such Capital Stock excluded as Collateral under the Rule 3-16 Exception will not be excluded from the collateral securing the Senior Secured Credit Facilities as a result of being excluded as Collateral.

Section 11.02. Recordings and Opinions. The Issuer shall comply with the provisions of § 314(b) of the Trust Indenture Act following qualification of this Indenture pursuant to the Trust Indenture Act, except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the Staff of the SEC, whether issued to the Issuer or any other Person), subject to the requirements of the Trust Indenture Act. Following such qualification, to the extent the Issuer is required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Issuer shall furnish such opinion as required by such Section.

Section 11.03. Release of Collateral.

(a) Subject to Sections 11.03(b) and 11.04 hereof, the Issuer may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. The Issuer and the Guarantors shall be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall release, or instruct the Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i) to enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral (other than any such disposition to the Issuer or a Guarantor) to the extent not prohibited under Section 4.10 hereof;

(ii) in the case of a Guarantor that is released from its Guarantee with respect to all of the Notes, the release of the property and assets of such Guarantor;

(iii) pursuant to an amendment or waiver in accordance with Article 9 hereof;

(iv) if all of the Notes have been defeased pursuant to Article 8 hereof or satisfied and discharged pursuant to Article 12 hereof;

(v) upon payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, all of the Notes and all other Obligations related thereto under this Indenture, the Guarantees and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including Additional Interest, if any) are paid; or

(vi) in connection with the taking of an enforcement action by the representative of any First Lien Obligation in accordance with the terms of the Intercreditor Agreement.

(b) Upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that all conditions precedent under this Indenture and the Collateral Documents (and Section 314(d) of the Trust Indenture Act), if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release have been prepared by the Issuer, the Trustee shall, or shall cause the Collateral Agent, to execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document to the contrary, the Trustee and Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 11.04. Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements.

(a) To the extent applicable, the Issuer shall cause § 313(b) of the Trust Indenture Act, relating to reports, and § 314(d) of the Trust Indenture Act, relating to the release of property or securities subject to the Lien of the Collateral Documents, to be complied with.

(b) Any release of Collateral permitted by Section 11.03 hereof shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof and any Person that is required to deliver a certificate or opinion under this Indenture or any Collateral Document shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. Any certificate or opinion required by § 314(d) of the Trust Indenture Act may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where § 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(c) Notwithstanding anything to the contrary in this Section 11.04, the Issuer shall not be required to comply with all or any portion of § 314(d) of the Trust Indenture Act if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of § 314(d) of the Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of § 314(d) of the Trust Indenture Act is inapplicable to any release or series of releases of Collateral.

Section 11.05. Certificates of the Trustee. In the event that the Issuer wishes to release Collateral in accordance with this Indenture, the Intercreditor Agreement and the other Collateral Documents and the Issuer has delivered the certificates and documents required by the Collateral Documents and Section 11.03 hereof, if § 314(d) of the Trust Indenture Act is applicable to such releases (the applicability of which shall be established to the reasonable satisfaction of the Trustee pursuant to Section 11.04 hereof or otherwise), the Trustee shall determine whether it has received all documentation required by § 314(d) of the Trust Indenture Act in connection with such release (which determination may be based upon the Opinion of Counsel hereafter described) and, based on an Opinion of Counsel pursuant to Section 13.04 hereof, shall deliver a certificate to the Collateral Agent setting forth such determination. The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the Trust Indenture Act.

Section 11.06. Suits To Protect the Collateral. Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may direct the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) enforce any of the terms of the Collateral Documents; and

(ii) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 11.06 shall be considered to impose any such duty or obligation to act on the part of the Trustee.

Section 11.07. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.08. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 11.09. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.10. Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, all of the Notes and all other Obligations under this Indenture, the Guarantees and the Collateral Documents, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including Additional Interest, if any), are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in compliance with the provisions of Article 8, or its satisfaction and discharge option, in compliance with the provisions of Article 12 hereof, in each case with respect to all of the Notes, the Trustee shall deliver to the Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than its rights under Section 7.07 and with respect to funds held by the Trustee pursuant to Article 8 and Article 12), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and upon request of and at the expense of the Issuer shall execute any release documents prepared by the Issuer and do or cause to be done all other acts reasonably necessary to release such Lien.

Section 11.11. Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture and the Collateral Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Collateral Documents, together with such powers as are reasonably incidental thereto. The provisions of this Section 11.11 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 11.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Collateral Documents, the Collateral Agent shall not have any duties or responsibilities hereunder nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Indenture, and the Collateral Documents, including the exercise of remedies pursuant to Article 6, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) None of the Collateral Agent or any of its respective Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any officer or Affiliate thereof, contained in this or any Indenture, any Collateral Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this or any other Indenture or the Collateral Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture or the Collateral Documents, or for any failure of any Grantor or any other party to this Indenture or the Collateral Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Affiliates shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture or the Collateral Documents or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(c) The Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Issuer, any Guarantor and their Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, the Collateral Agent or its Affiliates may receive information regarding any Grantor or its respective Affiliates (including information that may be subject to confidentiality obligations in favor of, any such Grantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Collateral Agent to advance funds.

(d) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents, (ii) bind the Holders on the terms as set forth in the Collateral Documents and (iii) perform and observe its obligations under the Collateral Documents.

(e) The Trustee agrees that it shall not (and shall not be obligated to), and shall not instruct the Collateral Agent to, unless specifically requested to do so by a majority of the Holders, take or cause to be taken any action to enforce its rights under this Indenture or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent.

(f) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(g) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained (through the filing of continuation statements under the Uniform Commercial Code or otherwise) or enforced or are entitled to any particular priority, or to determine whether all or the Issuer or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Collateral Document, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(h) No provision of this Indenture or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(i) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) the Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(j) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

Section 11.12. Designations. Except as provided in the next sentence, for purposes of the provisions hereof requiring the Issuer to designate Indebtedness for the purposes of the term “Priority Payment Lien Obligations” or any other such designations hereunder, any such designation shall be sufficient if designated in accordance with the applicable provisions of the Intercreditor Agreement. For all purposes hereof and of the Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Revolving Credit Agreement or the Term Loan Credit Agreement as “Priority Payment Lien Obligations.”

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders , cash in U.S. dollars, U.S. dollar-denominated U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(iv) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii), (iii) and (iv) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (b) of this Section 12.01, the provisions of Section 12.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 12.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided, that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 13.02. Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: Chief Legal Officer

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Facsimile:    (212) 455-2502

Attention:    Igor Fert

If to the Trustee and/or Collateral Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: 612-217-5651

Attention: APX Group, Inc., Administrator

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when sent, if given electronically; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided, that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and, subject to compliance with the Trust Indenture Act, on the final date on which publication is made, if given by publication.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Any notice or communication shall also be so delivered or mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the Applicable Procedures from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Section 13.03. Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or any supplemental indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES AND (2)HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 13.11. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.06 hereof.

Section 13.13. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.15. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16. Qualification of Indenture. The Issuer and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be provided with such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request and as is necessary in connection with any such qualification of this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this Indenture prior to such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 13.17. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

Section 13.18. Intercreditor Agreement Governs. Each Holder, by its acceptance of a Note, (a) consents to the terms of the Intercreditor Agreement, including the priority of payment provisions of such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and Collateral Agent to enter into the Intercreditor Agreement as “Collateral Agent,” and on behalf of such Holder. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreements to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

APX GROUP, INC.

By:	/s/ Dale R. Gerard
Name: Dale R. Gerard
Title: Senior Vice President of Finance and Treasurer

APX GROUP HOLDINGS, INC.

By:	/s/ Dale R. Gerard
Name: Dale R. Gerard
Title: Senior Vice President of Finance and Treasurer

VIVINT, INC.
SMART HOME PROS, INC.
VIVINT PURCHASING, LLC
AP AL LLC
VIVINT WIRELESS, INC.
FARMINGTON IP LLC
IPR LLC
SMARTROVE INC.
SPACE MONKEY, LLC
VIVINT FIREWILD, LLC 313 AVIATION, LLC
VIVINT LOUISIANA LLC
VIVINT GROUP, INC.

By:	/s/ Dale R. Gerard
Name: Dale R. Gerard
Title: Senior Vice President of Finance and Treasurer

Signature page to Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Vice President

Signature page to Indenture

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [00213M AT1] [U0385P AM8]

ISIN [US00213MAT18] [USU0385PAM87]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing up to

$[                ]

8.50% Senior Secured Note due 2024

No. ___	[$__________]

APX Group, Inc., a Delaware corporation, promises to pay to Cede & Co. or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _______________ United States Dollars] on November 1, 2024 or any Springing Maturity Date.

Interest Payment Dates: May 1 and November 1, commencing on November 1, 2019

Record Dates: April 15 and October 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

APX GROUP, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:
Date:

[Back of Note]

8.50% Senior Secured Note due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Maturity. The Notes will mature on (x) if the Springing Maturity Condition does not apply, on the Maturity Date, or (y) if the Springing Maturity Condition does apply, either the Springing Maturity Date for the 2020 Notes or the Springing Maturity Date for the 2023 Notes, as applicable; provided that, if such day is not a Business Day, the maturity date shall be the Business Day immediately succeeding such day (any such date, a “Springing Maturity Date”). Any provisions relating to the determination of a minimum tenor, maturity or weighted average life with respect to any permitted Indebtedness (including without limitation Refinancing Indebtedness) in the Indenture (as defined below) shall assume (solely for purposes of such determination) that November 1, 2024 is the maturity date of the Notes. The Issuer shall provide advance written notice to the Holder of this Note and the Trustee of any such Springing Maturity Date in accordance with the provisions set forth in Section 2.14 of the Indenture.

2. Interest. APX Group, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at a rate per annum of 8.50% from May 10, 20191 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuer will pay interest on this Note semi-annually in arrears on May 1 and November 1 of each year, beginning November 1, 2019, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding April 15 and October 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 10, 2019. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

3. Method of Payment. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders, provided, that (a) all cash payments of principal, premium, if any, and interest with respect to the Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes may, at the option of the Issuer, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

4. Paying Agent, Transfer Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee and Collateral Agent under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

[1]	In the case of notes issued on the Issue Date.

5. Indenture. The Issuer issued the Notes under an Indenture, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors from time to time party thereto and the Trustee and Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 8.50% Senior Secured Notes due 2024. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

6. Optional Redemption.

(a) Except as described below under clauses (b), (d) and (e) of this Section 6 and in clauses (a), (c) and (d) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to May 1, 2021.

(b) At any time prior to May 1, 2021, the Issuer may at its option and on one or more occasions redeem all or a part of the Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the date of redemption (the “Redemption Date”), plus (iii) accrued and unpaid interest and Additional Interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c) On and after May 1, 2021, the Issuer may at its option and on one or more occasions redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2021	104.250%
2022	102.125%
2023 and thereafter	100.000%

(d) Until May 1, 2021, the Issuer may, at its option, and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to the sum of (i) 100.0% of the aggregate principal amount thereof, plus (ii) a premium equal to the stated interest rate per annum on the Notes redeemed, plus (iii) accrued and unpaid interest and Additional Interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided, that (A) at least 50.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (B) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(e) At any time and from time to time prior to May 1, 2021, the Issuer may at its option redeem during each 12-month period commencing with the Issue Date up to 10% of the aggregate principal amount of the Notes issued hereunder, including any Additional Notes, upon notice in accordance with Section 3.03 of the Indenture at a redemption price equal to 103% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(f) Any redemption pursuant to this Section 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer, the Investors and their respective Affiliates may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

7. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

8. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 12 of the Indenture. No Notes of less than $2,000 and integral multiples of $1,000 in excess thereof can be redeemed or purchased in part, except that if all the Notes of a Holder are to be redeemed or purchased, the entire amount of Notes held by such Holder even if not in a principal amount of at least $2,000 or an integral multiple thereof, shall be redeemed or purchased. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption (unless the Issuer defaults in the payment of the redemption amount).

9. Offers to Repurchase. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

Other than as specifically provided in Section 3.09 or Section 4.10 of the Indenture, any purchase pursuant to Section 3.09 of the Indenture shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 of the Indenture, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 of the Indenture and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date, (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer or (E) to register the transfer or exchange of Notes between the date of any conditional notice to Holders of the anticipated occurrence of an early maturity date in the circumstances described above under the “Springing Maturity” provision set forth in Section 2.14 of the Indenture and the occurrence or cancellation of such early maturity date.

11. Security. The Notes shall be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Agent, as applicable, to enter into the Collateral Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

12. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

13. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

14. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may, by notice to the Issuer and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration”, declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately by written notice to the Issuer (and the Trustee if given by the Holders). Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) of the Indenture, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee (with a copy to the Issuer, provided, that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of all the Holders waive any existing Default and its consequences under the Indenture (except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction). The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required to promptly (which shall be no more than 20 Business Days after becoming aware of any Default) to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

15. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement).

17. Governing Law. THIS NOTE, ANY GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, THIS NOTE OR ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: Chief Legal Officer

With a copy to:

Simpson Thacher & Bartlett LLP (which shall not constitute notice)

425 Lexington Avenue

New York, NY 10017-3954

Facsimile: (212) 455-2502

Attention: Igor Fert

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10	[ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Facsimile: (212) 455-2502

Attention: Igor Fert

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Facsimile: 302-636-4145

Attention: Capital Markets and Agency Services

Re: 8.50% Senior Secured Notes due 2024

Reference is hereby made to the Indenture, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among APX Group, Inc. (the “Issuer”), the Guarantors from time to time party thereto and the Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United

States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [ ] such Transfer is being effected to the Issuer or a subsidiary thereof; or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ]), or

(b) [ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ])or

(iii)	[ ] Unrestricted Global Note ([ ] [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Facsimile: (212) 455-2502

Attention: Igor Fert

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Facsimile: 302-636-4145

Attention: Capital Markets and Agency Services

Re: 8.50% Senior Secured Notes due 2024

Reference is hereby made to the Indenture, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among APX Group, Inc. (the “Issuer”), the Guarantors from time to time party thereto and the Trustee and Collateral Agent.

                          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note in each case, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of ______________, among ________________________ (the “Guaranteeing Subsidiary”), a subsidiary of APX Group, Inc., a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of May 10, 2019, providing for the issuance of an unlimited aggregate principal amount of 8.50% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture, the Collateral Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: